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                                                                      Exhibit 12

                       Ford Motor Company and Subsidiaries


CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
----------------------------------------------------------------------------------------
                                  (in millions)


                                                                  First
                                                                  Quarter               For the Years Ended December 31
                                                                           ---------------------------------------------------------
                                                                   2001       2000       1999        1998       1997        1996
                                                                ---------- ---------- ---------- ----------- ----------- -----------
Earnings
--------
  Income before income taxes                                       $1,633    $ 8,234    $ 9,854     $24,280    $10,124     $ 6,189
  Equity in net (income)/loss of affiliates
   plus dividends from affiliates                                     179         99        (12)         87        141          75
  Adjusted fixed charges a/                                         3,024     11,300      9,381       9,161     10,896      10,785
                         -                                         ------    -------    -------     -------    -------     -------
    Earnings                                                       $4,836    $19,633    $19,223     $33,528    $21,161     $17,049
                                                                   ======    =======    =======     =======    =======     =======

Combined Fixed Charges and
 Preferred Stock Dividends
--------------------------
  Interest expense b/                                              $2,935    $10,937    $ 9,065     $ 8,881    $10,559     $10,450
                   -
  Interest portion of rental expense c/                                74        302        258         228        297         292
                                     -
  Preferred stock dividend requirements of
   majority owned subsidiaries and trusts                              13         55         55          55         55          55
                                                                  -------    -------    -------     -------    -------     -------
    Fixed charges                                                   3,022     11,294      9,378       9,164     10,911      10,797
Ford preferred stock dividend requirements d/                           6         22         22         121         85         100
                                           -                      -------    -------    -------     -------    -------     -------
  Total combined fixed charges
   and preferred stock dividends                                    3,028    $11,316    $ 9,400     $ 9,285    $10,996     $10,897
                                                                  =======    =======    =======     =======    =======     =======
Ratios
------
  Ratio of earnings to fixed charges                                  1.6        1.7        2.0        3.7e/       1.9         1.6
                                                                                                          -

  Ratio of earnings to combined fixed
   charges and preferred stock dividends                              1.6        1.7        2.0        3.6e/       1.9         1.6
                                                                                                          -
- - - - -
a/  Fixed charges, as shown above, adjusted to exclude the amount of interest capitalized during the period and preferred stock dividend requirements of majority owned subsidiaries and trusts.
b/  Includes interest, whether expensed or capitalized, and amortization of debt expense and discount or premium relating to any indebtedness.
c/ One-third of all rental expense is deemed to be interest.
d/  Preferred stock dividend requirements of Ford Motor Company increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements based on Ford Motor Company's effective income tax rates.
e/  Earnings used in calculation of this ratio include the $15,955 million gain on the spin-off of The Associates. Excluding this gain, the ratio is 2.0.

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